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                                                                     EXHIBIT 4.4

                        EXCHANGE AND REPAYMENT AGREEMENT

         By this Agreement dated as of January 31, 2002, the undersigned parties agree as follows:

 RECITALS

         The parties entered into a Merger Agreement and Plan of Reorganization ("Merger Agreement") dated December 15, 2000, and related agreements (collectively with the Merger Agreement, the "Transaction Agreements"). All capitalized terms not otherwise defined in this agreement shall have the same meaning or definition as in the Merger Agreement.

         The Shareholders acquired common stock, Series B Preferred Stock and Series C Preferred Stock (collectively, "Capital Stock") of National Auto Credit, Inc. ("NAC"). The Series B Preferred Stock was subsequently converted by its terms to common stock. By this Agreement, the Shareholders, including Ernest
C. Garcia ("Garcia"), agree to transfer all of the Capital Stock owned by them back to NAC in satisfaction of a contingent obligation set forth in the Merger Agreement. Now, therefore, the parties hereby agree as follows:

         1. The parties agree with the decision of management of NAC and New ZoomLot to terminate the business and operations of, and wind up, New ZoomLot, and that the First Objective and Second Objective have not and will not be met. Accordingly, all Forfeitable Shares are deemed forfeited and are being returned and surrendered to NAC simultaneously with the execution of this agreement.

         2. The parties agree that pursuant to its terms, the Series C Preferred Stock constitutes a liability of NAC in the amount of $935,700 that would become due on December 31, 2003, and that the discounted current value of the Series C Stock as of the date hereof is $854,875.

         3. Pursuant to Section 1.12 of the Merger Agreement, certain Shareholders and Garcia are contingently liable to NAC for repayment of the "Cygnet Payable", as that term is defined in the Merger Agreement. The parties agree that the amount that Garcia is contingently liable to repay to NAC pursuant to Section 1.12 of the Merger Agreement as of the date hereof is $5,690,335 (the "Repayment").

         4. In full satisfaction all obligations of Cygnet and the Garcia Shareholders to make the Repayment:

                  a. Garcia and/or the Garcia Shareholders hereby convey and transfer to NAC 2,077,004 shares of NAC common stock, at a mutually agreed upon value of $1.25 per share, or $2,596,255 in the aggregate, together with duly executed stock powers. The Shareholders other than Garcia and/or the Garcia Shareholders hereby agree to deliver

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                           and convey to NAC, within five (5) days from the date
                           hereof, 1,002,526 shares of NAC common stock, at a mutually agreed value of $1.25 per share, or $1,253,157 in the aggregate, together with duly executed stock powers.

                  b. Garcia and/or the Garcia Shareholders hereby convey and transfer to NAC 39,299 shares of NAC Series C Stock at a mutually agreed value of $538,566 in the aggregate, together with duly executed stock powers. The Shareholders other than Garcia and/or the Garcia Shareholders hereby agree to deliver and convey to NAC, within five (5) days from the date hereof, 23,081 shares of NAC Series C Stock, at a mutually agreed value of $316,309 in the aggregate, together with duly executed stock powers.

                  c. As a consequence of and subject to the timely transfers set forth in paragraphs 4(a) and 4(b) hereof, the balance of the Repayment due to NAC shall be $986,048. Garcia agrees to repay the foregoing balance of the Repayment obligation on or before January 30, 2003, together with interest thereon at 4% per annum through the date of repayment, in cash or in NAC common stock at the agreed value of $1.25 per share, or a combination of cash and NAC common stock. In the event that the Shareholders other than Garcia or the Garcia Shareholders fail to timely convey NAC capital stock as required by Section 4(a) or 4(b) above, then the amount due by Garcia hereunder shall be increased to the extent of such default.

         5.       Each party represents and warrants to the other party that:

                  a. The party has the requisite power and authority to enter into and perform all of such party's obligations under this Agreement.

                  b. This Agreement has been duly and validly executed and delivered by the party and constitutes the valid and binding agreement of such party, enforceable against it in accordance with its terms (except that enforceability may be subject to bankruptcy or similar laws, or principles of equity). No broker or similar person is entitled to any fee or commission on behalf of such party arising out of this Agreement.

         6. NAC represents and warrants that it has adopted the resolutions annexed hereto as Exhibit A with respect to exempting Garcia from the provisions of Section 16(b) of the Securities Exchange Act as to NAC securities transferred to NAC pursuant to this agreement. NAC is not currently aware of any claims against Garcia arising out of the Merger Agreement, and Garcia is not aware of any claims against NAC arising out of the Merger Agreement (other

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                  than for the indemnification of Garcia under Section 7.3(a) in connection with currently pending or threatened lawsuits arising out of the Merger Agreement).

         7. In the event any third party should assert any action in the name of or on behalf of NAC against Garcia on account of any actual or alleged illegality or impropriety of this agreement or the consummation of the transactions contemplated hereby, other than on account of any breach or misrepresentation by Garcia or the Garcia Shareholders hereunder, NAC agrees that it will bear the reasonable legal defense costs (i.e., reasonable attorney's fees and disbursements, and expert witness fees and expert witness costs) arising from the defense of such claims, provided that such legal defense is provided by the same law firm that is also representing NAC or NAC's directors in connection with such defense. Garcia agrees to execute such conflict waivers as the law firm may reasonably require. In the event such law firm determines that it cannot represent Garcia, or in the event Garcia determines to engage defense counsel of his own choosing to defend such claims as a result of NAC's counsel, or NAC's directors' counsel's, failure to competently represent him, he may engage counsel of own choosing, provided such counsel is reasonably satisfactory to NAC, and NAC shall bear the reasonable attorney's fees incurred by Garcia. NAC shall not have either the authority or the obligation to settle any such claims asserted against Garcia or the Shareholders.

         8. NAC, Garcia, and the Garcia Shareholders hereby agree that upon the delivery to NAC of the NAC Securities described in paragraphs 4(a) and 4(b) hereof, the Registration Rights Agreement and the Lock-Up, Standstill and Voting Agreement are deemed terminated and all rights, obligations and claims arising under those agreements are deemed released.

         9. Subject to the timely delivery to NAC of the NAC Securities described in paragraphs 4(a) and 4(b) hereof, on May 03, 2002, all rights, obligations and claims arising under the Merger Agreement are deemed terminated and released, except for (1) claims arising under the Merger Agreement that are asserted by one party against the other prior to May 3, 2002; and (2) the right of indemnity set forth in the final sentence of Section 7.3(a) of the Merger Agreement.

         10. Garcia and the Garcia Shareholders represent and warrant that they own (or will own at the time of transfer to NAC) the shares of Capital Stock to be transferred hereunder, free and clear of all liens, security interests or claims.

         11. This Agreement constitutes the entire agreement with respect to the subject matter hereof and supersedes all other prior or contemporaneous agreements, written or oral, among the parties.

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                  This Agreement shall be binding upon the successors and
                  assigns, heirs and legatees of the parties. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of law principles thereof. Each party shall bear its own costs and expenses in connection with the negotiation of this Agreement. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

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         IN WITNESS WHEREOF, the undersigned parties have executed this
Agreement as of the date set forth above.

                                    NATIONAL AUTO CREDIT, INC., a Delaware
                                    corporation



                                    By:     /s/ James J. McNamara
                                            -----------------------------------
                                            Name: James J. McNamara
                                            Title: Chief Executive Officer

                                    CYGNET CAPITAL CORPORATION, an Arizona
                                    corporation



                                    By:     /s/ Steven P. Johnson
                                            -----------------------------------
                                            Name: Steven P. Johnson
                                            Title:  Vice President and Secretary

                                    VERDE REINSURANCE COMPANY, LTD., a Nevis
                                    Island corporation


                                    By:     /s/ Ernest C. Garcia, II
                                            -----------------------------------
                                            Name: Ernest C. Garcia, II
                                            Title: Managing Director

                                    ERNIE GARCIA III 2000 TRUST

                                    By:     /s/ Steven P. Johnson
                                            -----------------------------------
                                            Name: Steven P. Johnson
                                            Title:  Trustee

                                    BRIAN GARCIA 2000 TRUST

                                    By:     /s/ Steven P. Johnson
                                            -----------------------------------
                                            Name: Steven P. Johnson
                                            Title:  Trustee


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                                   EJMS INVESTORS LIMITED PARTNERSHIP,
                                   an Arizona limited partnership


                                   By: SMJE INVESTORS, LLC,  an Arizona limited
                                   liability company, the General Partner

                                   By: /s/ Eric Splaver
                                       ----------------------------------------
                                       Name: Eric Splaver
                                       Title: Managing Member

                                       /s/ Ernest C. Garcia, II
                                       ----------------------------------------
                                       ERNEST C. GARCIA, II

                                       /s/ Ray Fidel
                                       ----------------------------------------
                                       RAY FIDEL

                                       /s/ Steven P. Johnson
                                       ----------------------------------------
                                       STEVEN P. JOHNSON

                                       /s/ Mark Sauder
                                       ----------------------------------------
                                       MARK SAUDER

                                       /s/ Colin Bachinsky
                                       ----------------------------------------
                                       COLIN BACHINSKY

                                       /s/ Chris Rompalo
                                       ----------------------------------------
                                       CHRIS ROMPALO

                                       /s/ Donna Clawson
                                       ----------------------------------------
                                       DONNA CLAWSON

                                       /s/ Mary Reiner
                                       ----------------------------------------
                                       MARY REINER

                                       /s/ Kathy Chacon
                                       ----------------------------------------
                                       KATHY CHACON